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                                                                    EXHIBIT 99.3

Contact:

Investors:                                                Media:
Ann Tanabe                                                Daniel Budwick
Director, Investor Relations                              BMC Communications
   and Corporate Communications                           (212) 477-9007 ext. 14
Encysive Pharmaceuticals
(713) 796-8822

Hershel Berry
The Trout Group
(415) 392-3385

FOR IMMEDIATE RELEASE

  THELIN(TM) MAY OFFER ALTERNATIVE FOR PAH PATIENTS WHO HAVE FAILED ON BOSENTAN,
      ACCORDING TO DATA PRESENTED AT EUROPEAN RESPIRATORY SOCIETY CONGRESS

        Study Shows Liver Toxicities Experienced by Patients on Bosentan
                         Were Not Experienced on Thelin

HOUSTON- SEPTEMBER 8, 2004- Encysive Pharmaceuticals (Nasdaq: ENCY) today announced the presentation of new clinical data on Thelin(TM) (sitaxsentan) in pulmonary arterial hypertension (PAH), at the European Respiratory Society (ERS) 14th Annual Congress (September 4-8, 2004) in Scotland. Data from this single center experience suggests that Thelin may offer an alternative for PAH patients whose conditions are worsening on bosentan. Two other abstracts were presented at the ERS meeting on Thelin.

Data from this first study was presented by clinical investigator Adaani Frost, M.D., Baylor College of Medicine, Houston, Texas. Entitled, "Sitaxsentan Sodium for the Treatment of Pulmonary Arterial Hypertension in Patients Failing
Bosentan: Preliminary Single Center Data," the trial showed that 10 out of 11 PAH patients who had failed on bosentan due to clinical deterioration or liver toxicities improved or stabilized when given Thelin oral therapy. All 10 patients are continuing on Thelin today, some as long as 10 months.

Eight (8) patients in the study who had deteriorated on bosentan were given Thelin 100 mg and followed for up to 12 weeks. Seven patients stabilized or experienced improvement in the six-minute walk test (6MW), a standard measurement of function in patients with PAH. One patient in the study discontinued Thelin treatment due to continued disease progression and had no evaluable 6MW measurements. Three other patients were enrolled after failing bosentan therapy due to liver toxicity. All three improved clinically on Thelin without recurrence of their liver abnormalities. One patient who had clinically deteriorated on bosentan experienced a single occurrence of an abnormal liver function test. This patient has continued on Thelin without a recurrence.

"As the first generation, nonselective endothelin receptor antagonist, bosentan has provided an important treatment option for patients with PAH. We do, however, see up



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to one-third of patients come off this therapy due to lack of efficacy or liver toxicities," said Dr. Frost. "While trials are ongoing, sitaxsentan, an oral ETA selective endothelin receptor antagonist, may provide value to newly diagnosed PAH patients. The exciting potential from this study, however, is the opportunity for sitaxsentan to salvage some of the one-third of patients who are currently failing bosentan therapy."

"The clinical strategy for Thelin is to expose a broad and multi-faceted patient group to our selective endothelin antagonist," said Terrance Coyne, M.D., Vice President and Chief Medical Officer of Encysive Pharmaceuticals. "In addition to alternatives for de novo patients, one of the greatest and most immediate needs in PAH today is the development of effective alternative treatments for those failing on current options. We believe Thelin, with its selective mode of action, has the potential to be an important new option for these difficult-to-treat patients."

ADDITIONAL DATA PRESENTATIONS

The second abstract, entitled, "Long-Term Sitaxsentan Therapy in PAH," Drs. Horn, Langleben, et al., demonstrated that Thelin was similarly effective in improving symptoms at doses of 100 mg and 300 mg. Given the better safety profile for the 100 mg dose, the data supports the selection of 100 mg as the maximum dose.

The third abstract, entitled, "Efficacy of Sitaxsentan, an Endothelin-A Receptor Antagonist in PAH in Traditional Versus Expanded Study Populations," by Drs. Frost, Langleben et al., was also presented at the meeting. The data supports the existence of a "ceiling effect" as provided for in traditional PAH trial designs. Frequent exclusion of patients with milder PAH, in order to increase treatment effect sizes and statistical power, is customary when using 6MW as the endpoint. STRIDE-1, a 12-week, randomized, double-blind, 178-patient trial employing placebo and Thelin at 100 mg or 300 mg doses, included patients with NYHA functional class II, congenital heart disease and a baseline 6MW > 450m-groups often excluded from previous trials. For patients meeting traditional enrollment criteria (NYHA class III or IV and 6MW = 450m at baseline with idiopathic PAH or PAH-related to connective tissue disease), Thelin produced a robust increase in 6MW of 65 meters (p=0.0002) vs. 34 meters (p=0.0005) in the intent-to-treat patient group.

ABOUT THELIN AND PAH

Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung


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transplants. Primary and secondary PAH are estimated to afflict approximately
80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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